BUTZEL LONG, a professional corporation
380 Madison Avenue
New York, NY 10017

Tel: (212) 818-1110
FAX: (212) 818-0494
e-mail: barrett@butzel.com

April 21, 2011

To the Trustees of Tax-Free Fund of Colorado

We consent to the incorporation by reference into post-effective amendment No. 27 under the 1933 Act and No. 28 under the 1940 Act of our opinion dated April 29, 2008.

Butzel Long, a professional corporation

/s/ William L. D. Barrett
By:__________________________